Exhibit 99.1

Tandy Brands Accessories, Inc.	Halliburton Investor Relations
Rod McGeachy	Hala Elsherbini
President and Chief Executive Officer	Senior Vice President
214-519-5200	972-458-8000
Tandy Brands Reports Fiscal 2010 Year-End
and Fourth Quarter Earnings Results
•	Net sales increased by 10 percent to $141.9 million in fiscal 2010

•	Net income improved by $16.3 million in fiscal 2010

•	Adjusted EBITDA improved by $6.3 million in fiscal 2010

•	Turnaround initiatives resulted in significant operational and working capital improvements
Dallas, Texas (August 25, 2010) — Tandy Brands Accessories, Inc. (NASDAQ: TBAC) today reported its financial results for the fiscal year and fourth quarter ended June 30, 2010.
Fiscal 2010 net sales were $141.9 million, up 10 percent, compared to $129.0 million for the prior year. Net income for fiscal 2010 was $1.2 million, or $0.17 per diluted share, compared to a net loss of $15.1 million, or ($2.18) per diluted share, in fiscal 2009.
“Fiscal year 2010 was a transformational year for Tandy Brands, and we made significant progress toward stabilizing our operating platform and pursuing profitable growth,” said Rod McGeachy, President and Chief Executive Officer of Tandy Brands. “Disciplined expense management, facilities consolidation, and considerable improvements in working capital efficiencies resulted in improved bottom line results. Additionally, the successful integration of the Chambers acquisition propelled our top-line growth.”
Fiscal 2010 and fiscal 2009 has been a period of significant transformation for Tandy Brands. The results of both years have included unusual items as shown on the attached schedule. Excluding these items, the company reported a fiscal 2010 adjusted net loss of $1.9 million, or ($0.26) per diluted share, compared with a fiscal 2009 adjusted net loss of $6.3 million, or ($0.91) per diluted share; a $4.4 million year over year improvement in adjusted net income.

The company also reported adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) of $1.7 million for fiscal 2010, which excluded charges for restructuring and certain acquisition-related items, compared to an adjusted EBITDA loss of $4.6 million in the prior year. This represents a $6.3 million year-over-year improvement in adjusted EBITDA.
Fiscal 2010 gross margins as a percentage of net sales improved to 37.0 percent, compared to 30.7 percent in fiscal 2009. In addition to improved product sourcing, improvements in gross margins were primarily due to inventory write-downs of $6.9 million, or 5.4 margin percentage points, taken in fiscal 2009.
Total selling, general and administrative (SG&A) expense for fiscal 2010 improved $1.9 million to $50.5 million from $52.4 million in the prior year. This improvement from the prior year was primarily due to lower bad debt provisions and reduced salaries and benefits, travel, and professional service costs.
“While we continue to experience economic headwinds as sustained consumer spending remains challenged, we have made the necessary adjustments toward tight inventory and expense management,” said McGeachy. “Additionally, we continue to work with our retail partners to develop products and programs that fit their needs in order to drive organic growth.”
Fourth Quarter Results
Net sales for the quarter were $28.7 million, a 9 percent increase over net sales of $26.4 million reported in the same period last year.
The company reported a net loss of $3.4 million, or ($0.49) per diluted share, for the fourth quarter 2010, compared to a net loss of $2.5 million, or ($0.36) per diluted share, in the fourth quarter 2009. Excluding the unusual items shown in the attached schedule, the company reported a fourth quarter 2010 adjusted net loss of $2.9 million, or ($0.42) per diluted share, a 12 percent improvement from the adjusted net loss of $3.3 million, or ($0.48) per diluted share, reported in the fourth quarter 2009.
The company also reported a fourth quarter 2010 adjusted EBITDA loss of $1.6 million, which excluded charges for restructuring and certain acquisition-related items, compared to an adjusted EBITDA loss of $3.2 million in the prior year quarter. This represents a $1.6 million year-over-year improvement in adjusted EBITDA.
Financial Position
The company ended fiscal 2010 with $32.4 million in working capital, including $18.6 million of receivables, $31.4 million of inventories, and borrowings of $9.4 million. On May 10, 2010, the company’s revolving line of credit was extended through October 31, 2012 and provides for more flexibility in its covenants.
Days of working capital improved to 104 days, down from 144 days in the prior year. This was driven by lower bad debts and improved collections, inventory turning faster, and improved vendor terms.

“Overall, I am pleased with our fiscal year 2010 performance as we strengthened our financial position for future growth opportunities,” said McGeachy. “We made considerable progress in improving our cash cycle and solidifying our balance sheet as we look for opportunities to reinvest in our business.”
Outlook
“Although economic headwinds persist, our turnaround strategy remains on pace, and we continue to focus on achieving sustainable profitability. Looking ahead, we expect net revenues to remain flat or decline slightly, gross margins to remain relatively stable, and our SG&A run rate to be between $44 and $46 million, leading to continued improvements in profitability. We continue to work to drive organic growth by expanding our branded and licensed product portfolio, expanding product categories and gaining market share through product design innovation, assortments and packaging,” said McGeachy. “We also continue to invest in our future by seeking opportunistic acquisitions in order to achieve our growth objectives.”
Conference Call
Tandy Brands has scheduled a conference call for 11:00 a.m. Eastern Time (10:00 a.m. Central) tomorrow to discuss the year-end and fourth quarter results. To participate in the teleconference, investors should dial 877-317-6789 a few minutes before the start time and reference the Tandy Brands conference call. International callers should dial 1-412-317-6789. The conference call can also be accessed by visiting the investor relations section of the company’s Web site, www.tandybrands.com.
A replay of the call will be available through September 2, 2010 and can be accessed by dialing 877-344-7529 and entering confirmation code 443783. International callers may dial 1-412-317-0088.
About Tandy Brands
Tandy Brands is a leading designer and marketer of branded men’s, women’s and children’s accessories, including belts, gifts, small leather goods, eyewear, neckwear, and sporting goods. Merchandise is marketed under various national as well as private brand names through all major retail distribution channels.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the company’s specific market areas, changes in costs of goods and services and economic conditions in general and in the company’s specific market area. Those and other risks are more fully described in the company’s filings with the Securities and Exchange Commission.

Tandy Brands Accessories, Inc. And Subsidiaries
Consolidated Statements Of Operations
(in thousands except per share amounts)

	Year Ended June 30
	2010	2009
Net sales	$141,887	$129,017
Cost of goods sold	89,425	82,417
Inventory write-down	—	6,929

	89,425	89,346

Gross margin	52,462	39,671

Selling, general and administrative expenses	50,520	52,379
Depreciation and amortization	2,886	1,912
Acquisition related costs	877	—
Restructuring charges	2,197	774

Total operating expenses	56,480	55,065

Operating loss	(4,018)	(15,394)

Interest expense	(971)	(636)
Other income	474	350
Acquisition bargain purchase gain	1,379	—

Loss before income taxes	(3,136)	(15,680)

Benefit from income taxes	(4,350)	(569)

Net income (loss)	$1,214	$(15,111)

Income (loss) per common share	$0.18	$(2.18)

Income (loss) per common share assuming dilution	$0.17	$(2.18)

Cash dividends declared per common share	$—	$0.04

Common shares outstanding	6,931	6,937

Common shares outstanding assuming dilution	7,086	6,937

Tandy Brands Accessories, Inc. And Subsidiaries
Consolidated Balance Sheets
(in thousands)

	June 30
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$830	$2,454
Restricted cash	1,333	1,216
Accounts receivable	18,630	19,566
Inventories	31,371	23,022
Other current assets	8,114	8,282

Total current assets	60,278	54,540

Property and equipment, net	8,658	3,776

Other assets:
Intangibles	5,717	2,742
Other assets	879	908

Total other assets	6,596	3,650

	$75,532	$61,966

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$13,497	$9,369
Accrued compensation	3,202	5,932
Accrued expenses	1,795	2,124
Note payable	9,425	—

Total current liabilities	27,919	17,425

Other liabilities	3,793	2,825

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, 1,000 shares authorized, none issued	—	—
Common stock, $1.00 par value, 10,000 shares authorized, 6,933 shares and 7,037 shares issued and outstanding	6,933	7,037
Additional paid-in capital	34,172	34,867
Retained earnings (deficit)	1,158	(56)
Other comprehensive income	1,557	984
Shares held by Benefit Restoration Plan Trust	—	(1,116)

Total stockholders’ equity	43,820	41,716

	$75,532	$61,966

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Non-GAAP Disclosures
(in thousands except per share amounts)
Our adjusted EBITDA, a non-GAAP measurement, is defined as net income (loss) before interest, taxes, depreciation and amortization, and certain acquisition related items. Adjusted EBITDA is presented because we believe it provides useful information about our business activities and also is frequently used by securities analysts, investors, and other interested parties in evaluating a company’s performance. Not all companies utilize identical calculations; therefore, our presentation of adjusted EBITDA may not be comparable to other identically titled measures of other companies. EBITDA and adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation, or as substitutes for analysis of our results of operations as reported under U.S. generally accepted accounting principles (“GAAP”). The following table reconciles our GAAP net income (loss) to adjusted EBITDA.

	Three Months Ended		Year Ended
	June 30		June 30
	2010	2009	2010	2009
Net income (loss)	$(3,370)	$(2,505)	$1,214	$(15,111)
Income taxes	380	(393)	(4,350)	(569)
Interest expense	107	128	971	636
Depreciation and amortization	841	425	2,886	1,912
Acquisition bargain purchase	—	—	(1,379)	—
Acquisition related costs	(31)	—	877	—
Bad debt expense	(279)	(148)	(205)	1,070
Other income	(18)	(84)	(474)	(228)
Restructuring	780	(645)	2,197	7,703

Adjusted EBITDA (Loss)	$(1,590)	$(3,222)	$1,737	$(4,587)

We have provided adjusted net income (loss) disclosures, non-GAAP measurements, as we believe it is important for our stakeholders to understand the impact of certain items on our statements of operations. The following table reconciles our fiscal 2010 net income (loss) under GAAP to the adjusted net income (loss) disclosures.

	Three Months Ended		Year Ended
	June 30		June 30
	2010	2009	2010	2009
Net income (loss)	$(3,370)	$(2,505)	$1,214	$(15,111)
Net operating loss carrybacks	—	—	(4,439)	—
Property sale gain	—	—	(339)	—
Acquisition bargain purchase	—	—	(1,379)	—
Acquisition related costs	(31)	—	877	—
Restructuring	780	(645)	2,197	7,703
Bad debt expense	(279)	(148)	(205)	1,070
Acquisition deferred income taxes	—	—	203	—

Adjusted net loss	$(2,900)	$(3,298)	$(1,871)	$(6,338)

Common shares outstanding assuming dilution	6,931	6,912	7,086	6,937
Adjusted income per common share assuming dilution	($0.42)	($0.48)	($0.26)	($0.91)